Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Victoria Whitney (651) 250-4724

ECOLAB DELIVERS ACCELERATED SALES GROWTH AND DOUBLE-DIGIT EPS GROWTH
REPORTED DILUTED EPS $1.90; ADJUSTED DILUTED EPS $2.09, +11%
RAISES 2026 ADJUSTED DILUTED EPS OUTLOOK: $8.05 - $8.25, +7% - 10%

SECOND QUARTER HIGHLIGHTS
•Ecolab delivered strong performance across the business. Accelerated organic sales growth, driven by good volume growth despite Middle East disruptions and by improved pricing, as well as strong productivity, more than offset rising commodity costs.
•Reported sales $4.4 billion, +10%. Organic sales growth accelerated to +5%. Growth in Ecolab's core businesses improved, led by accelerating growth in Food & Beverage, Institutional, and Light Water. Ecolab's growth engines continued to grow strong double-digits, led by accelerating growth in Global High-Tech and Life Sciences.
•Reported operating income margin 17.2%. Organic operating income margin 18.8%, +40 bps. Reported gross margin 44.1%. As expected, adjusted gross margin declined 60 bps due to the impact of the Ovivo Electronics acquisition; excluding this impact, organic gross margin was stable as strong pricing offset rising commodity costs.
•Reported diluted EPS $1.90, +3%. Adjusted diluted EPS $2.09, +11%.

RAISES 2026 OUTLOOK
•2026: Expect adjusted diluted EPS in the $8.05 to $8.25 range, +7% to 10%, higher than prior expectations of $8.03 to $8.23.
•3Q 2026: Expect adjusted diluted EPS in the $2.13 to $2.23 range, +3% to 8%.
•These ranges reflect strong underlying performance and a short-term impact from non-cash amortization and financing costs of the CoolIT acquisition.

	Second Quarter Ended June 30
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2026	2025	Change	2026	2025	Change
Net sales	$4,415.4	$4,025.2	10%	$4,415.4	$4,025.2	10%
Operating income	757.9	710.1	7%	809.0	737.2	10%
Net income attributable to Ecolab	534.9	524.2	2%	589.6	539.8	9%

Diluted earnings per share attributable to Ecolab	$1.90	$1.84	3%	$2.09	$1.89	11%

	Organic		%
	2026	2025	Change
Net sales	$4,282.1	$4,090.0	5%
Operating income	804.3	751.3	7%

ST. PAUL, Minn., July 28, 2026

CEO Comment
Christophe Beck, Ecolab’s chairman, president and chief executive officer, said, “We delivered another quarter of double-digit EPS growth, driven by strong execution across the company which produced accelerating organic sales growth, a stable organic gross margin excluding the impact from Ovivo Electronics, and strong productivity. Reported volume grew 1%, despite a nearly 1% headwind from customer operations disrupted by the conflict in the Middle East, while underlying volume growth strengthened. Pricing improved to 4%, reflecting the early benefits of our energy surcharge implementation, which helped to mitigate the impact of rising commodity costs. This strong performance demonstrates the durability of our growth model and the power of our global team to deliver for our customers no matter what.

“As we indicated last quarter, the second quarter was a transition period. We entered the quarter with higher commodity costs and little benefit from our energy surcharge. Our team executed extremely well, implementing the surcharge globally, strengthening pricing throughout the quarter, continuing to grow volumes, and stabilizing organic gross margin in just one quarter. With total pricing in the second half expected to be in the 5% to 6% range, we are very well positioned to offset higher commodity costs and deliver strong underlying performance.

“Growth in our core businesses improved as we advanced our One Ecolab growth strategy to continue to gain share. Food & Beverage, Institutional, and Light Water accelerated, while performance in Heavy Water and Paper improved. Our growth engines continued to rapidly scale, led by 29% growth in Global High-Tech and 15% growth in Life Sciences. Our acquisition of Ovivo Electronics is also performing very well, and we continue to expect it to grow mid-teens this year versus pre-acquisition sales.

“The recent close of our acquisition of CoolIT further strengthens our Global High-Tech growth engine, extending our leadership in water technologies, research, and services into the rapidly growing AI infrastructure market. CoolIT's growth momentum continues to strengthen, with pre-acquisition sales up more than 100% in the first half. Our Global High-Tech platform is now approaching $1.5 billion in annualized sales, and we expect it to grow to $4 billion in sales by 2030, with operating income margins of 25%. This business is now our largest growth engine and is expected to contribute more than two percentage points to Ecolab's annual sales growth one year after acquisition with increasing margins.

“Looking ahead, we expect continued momentum, supported by very strong performance in our growth engines, ongoing share gains from One Ecolab, accelerating pricing, and improved productivity. We have never been better positioned to deliver long-term organic sales growth of 5% to 7%, expand operating income margins well beyond 20%, and continue strengthening our EPS growth algorithm.”

Second Quarter 2026 Consolidated Results
Ecolab’s second quarter reported sales increased 10% and organic sales growth accelerated to 5%. Ecolab Digital sales increased 27% to $121 million, with strong growth across both enabling hardware subscriptions and software.

Second quarter 2026 reported operating income increased 7% including the impact of special gains and charges. Adjusted operating income increased 10%, as accelerating pricing more than offset higher commodity costs and growth-oriented investments in the business.

Reported other income in the second quarter of 2026 decreased $4 million. Reported net interest expense increased $10 million reflecting the impact of lower cash balances and new debt used to fund recent acquisitions.

The reported income tax rate for the second quarter of 2026 was 22.3% compared with the reported rate of 19.9% in the second quarter of 2025. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the second quarter of 2026 was 21.0% compared with the adjusted tax rate of 20.8% in the second quarter of 2025.

Reported net income increased 2% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 9% versus the prior year.

Reported diluted earnings per share increased 3% versus the prior year. Adjusted diluted earnings per share increased 11% when compared against the second quarter of 2025.

As expected, currency translation had a $0.04 per share favorable impact on adjusted diluted earnings.

Ecolab repurchased approximately 1.2 million shares of its common stock during the second quarter of 2026.

Second Quarter 2026 Segment Review

Global Water

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2026	2025	% Change	% Change

Fixed currency
Sales	$2,215.5	$2,014.9	10%	4%
Operating income	347.7	329.7	5%	1%
Operating income margin	15.7%	16.4%
Organic operating income margin	15.9%	16.4%

Public currency
Sales	$2,223.4	$1,977.3	12%
Operating income	348.8	321.9	8%

The Global Water segment includes Heavy Water, Light Water, High-Tech, Food & Beverage, and Paper

Fixed currency sales grew 10%, driven by a 6% benefit from the Ovivo Electronics acquisition and accelerating organic sales growth of 4%. Global Water's accelerating performance was led by 29% organic growth in Global High-Tech, reflecting robust growth across both microelectronics and data centers. Growth in Food & Beverage continued to accelerate, driven by attractive new business wins from our One Ecolab growth strategy. Light Water also delivered improved growth, driven by solid gains across manufacturing, food & beverage, and institutional markets. Collectively, the headwind from softer sales in Heavy Water and Paper continued to ease, driven by good new business wins. As expected in this transition quarter, organic operating income increased 1% as accelerating pricing progressively offset growth-oriented investments in the business and higher commodity costs. Organic operating income growth is expected to improve in the third quarter, benefiting from strong pricing and continued new business wins.

Global Institutional & Specialty

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2026	2025	% Change	% Change

Fixed currency
Sales	$1,617.4	$1,562.5	4%	4%
Operating income	389.9	368.1	6%	6%
Operating income margin	24.1%	23.6%
Organic operating income margin	24.1%	23.6%

Public currency
Sales	$1,620.8	$1,544.6	5%
Operating income	390.3	364.4	7%

Fixed currency and organic sales both grew 4%. Institutional’s performance improved, driven by good growth with hospitality customers. Specialty’s sales grew mid-single digits, reflecting share gains across quick service and food retail. Institutional & Specialty continues to significantly outperform soft market trends, reflecting good demand for Ecolab’s innovative products, digital solutions and service expertise that help customers improve performance, optimize labor, and reduce total costs. As expected in this transition quarter, organic operating income increased 6%, as accelerating pricing progressively overcame higher supply chain costs, including commodity cost inflation, and growth-oriented investments in the business. Organic operating income growth is expected to improve in the third quarter, benefiting from strong pricing and continued new business wins.

Global Pest Elimination

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2026	2025	% Change	% Change

Fixed currency
Sales	$350.5	$321.2	9%	7%
Operating income	70.5	62.5	13%	12%
Operating income margin	20.1%	19.5%
Organic operating income margin	20.4%	19.5%

Public currency
Sales	$351.1	$317.4	11%
Operating income	70.6	61.8	14%

Fixed currency sales increased 9%, reflecting 7% organic growth and a 2% benefit from attractive, targeted acquisitions in North America. Strong organic sales growth was led by robust gains in restaurants, food retail, and food & beverage, which continue to benefit from our One Ecolab growth strategy. Organic operating income increased 12% as strong sales growth and improved productivity more than offset growth-oriented investments in the business, including pest intelligence.

Global Life Sciences

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2026	2025	% Change	% Change

Fixed currency
Sales	$221.0	$191.4	15%	15%
Operating income	58.5	40.2	46%	46%
Operating income margin	26.5%	21.0%
Organic operating income margin	26.5%	21.0%

Public currency
Sales	$220.1	$185.9	18%
Operating income	58.3	38.0	53%

Fixed currency and organic sales growth both accelerated to 15%. This strong performance was driven by continued robust share gains in bioprocessing and pharmaceutical & personal care, and improved performance in purification. Organic operating income increased 46%, as accelerated sales growth and a spike in bioprocessing offset growth-oriented investments in the business and higher commodity costs. Life Sciences’ organic operating income margin in the third quarter is expected to remain on its high-teens mid-term trajectory, reflecting very strong underlying performance and continued investments in breakthrough innovation, global capabilities, and capacity to fuel this high-growth, high-margin business.

Corporate

(unaudited)	Second Quarter Ended June 30
(millions)	2026	2025

Public currency
Corporate operating expense
Transformational acquisition amortization	$59.0	$48.9
Special (gains) and charges	51.1	27.1
Total Corporate operating expense (income)	$110.1	$76.0

Second quarter of 2026 corporate segment includes:
•amortization expense of $28 million related to the Nalco merger intangible assets, $21 million related to Purolite acquisition intangible assets and $10 million related to the Ovivo Electronics acquisition intangible assets
•special gains and charges were a net charge of $51 million, primarily related to One Ecolab and acquisition and integration costs

Special gains and charges for the second quarter of 2025 impacting operating expense were a net charge of $27 million primarily related to One Ecolab.

Business Outlook
2026
Long-term growth trends in water, hygiene, infection prevention, and digital technologies continue to fuel resilient demand for Ecolab’s innovative technologies and services. Strong momentum in Ecolab’s growth engines, which include Global High-Tech, Life Sciences, Pest Elimination and Ecolab Digital, is expected to continue to strengthen Ecolab’s overall performance. Ecolab’s investments in these areas position the company well to capitalize on these attractive long-term high-growth, high-margin opportunities.

In the near-term, the global operating environment remains complex, including constantly evolving geopolitics and international trade policy, which are resulting in rising commodity costs and customer disruptions in the Middle East. Importantly, the company is very well positioned to quickly mitigate the impact of these challenges. Over the past few years, Ecolab’s team has demonstrated it can adjust quickly to deliver high performance in almost any environment, which is why even with these dynamic macroeconomic conditions, Ecolab’s confidence in its performance trajectory remains strong. Pricing is expected to accelerate in the second half of the year, reflecting the full benefit from the energy surcharge implementation. At the same time, Ecolab remains focused on delivering incremental total value to customers that over time will exceed the total price increases.

With accelerating pricing and the acquisitions of Ovivo Electronics and CoolIT Systems, Ecolab expects reported sales in the second half of 2026 to increase 12% to 14%. Organic sales growth is expected to accelerate to the 6% to 7% range in the second half of the year as pricing strengthens and volumes continue to grow. The company anticipates adjusted operating income margin in the second half of the year to be approximately 19% and an organic operating income margin of approximately 20%.

As a result, Ecolab is raising its expectations for full year 2026 adjusted diluted earnings per share to the $8.05 to $8.25 range, rising 7% to 10% versus last year, which is higher than prior expectations of $8.03 to $8.23. This range reflects strong underlying performance and a short-term impact from non-cash amortization and financing costs of the CoolIT acquisition.

The company currently anticipates quantifiable special charges in 2026 to be approximately $0.75 to $0.80 per share, principally related to restructuring charges and acquisition and integration costs. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

2026 – Third Quarter
Ecolab expects third quarter 2026 adjusted diluted earnings per share in the $2.13 to $2.23 range, rising 3% to 8% compared with adjusted diluted earnings per share of $2.07 a year ago. This range reflects strong underlying performance and a short-term impact from non-cash amortization and financing costs of the CoolIT acquisition.

The company currently expects quantifiable special charges in the third quarter of 2026 to be approximately $0.28 per share, principally related to acquisition and integration costs and restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

About Ecolab
A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global leader in water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. For more than a century, Ecolab has advanced innovation by integrating science-based solutions, data-driven insights, AI technology and world-class service. This unique combination enables Ecolab to partner with customers to define what best-in-class looks like and scale it across their operations, helping them achieve peak performance. Today, Ecolab delivers $16 billion in annual sales, employs 48,000 associates and serves customers in more than 170 countries and 40 industries. The company helps protect one-third of the world’s food production and a quarter of the power generated while delivering innovative solutions across food, hospitality, healthcare, data centers, microelectronics and life sciences. As the world’s water company, Ecolab plays an important role in AI growth by supporting the full water needs of advanced computing—from ultra‑pure water for chip manufacturing, to water solutions that support the power behind AI, to direct liquid cooling systems for high‑density computing that improves performance while reducing environmental impact through circular water use. In life sciences, Ecolab delivers end to end solutions that support the development and manufacturing of life-saving drugs, helping customers operate safely and consistently at scale while improving performance and reducing environmental impact. Through its comprehensive approach, Ecolab protects what’s vital, with a goal by 2030 to help protect 2 billion people from infections and conserve enough drinking water for 1 billion people, while continuing to enhance business performance.
Ecolab. Protecting What’s Vital.
www.ecolab.com

Ecolab will host a live webcast to review the second quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information
This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions and our financial and business performance and prospects, including sales, earnings, special gains and charges, raw material costs, margins, pricing, currency translation, productivity, investments, acquisitions and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including international trade policies, geopolitical instability and the escalation of armed conflicts; our increasing reliance on artificial intelligence technologies in our products, services and operations; information technology infrastructure failures or breaches in data security; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to successfully execute organizational change and management transitions; the occurrence of severe public health outbreaks not limited to COVID-19; our ability to acquire complementary businesses and to effectively integrate such businesses; our ability to execute key business initiatives; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential safety incidents; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; our commitments, goals, targets, objectives and initiatives related to sustainability, and our public statements and disclosures regarding them; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information
This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).
These non-GAAP financial measures may include:

•    fixed currency sales
•    organic sales
•    adjusted gross profit
•    adjusted gross margin
•    adjusted fixed currency gross profit
•    adjusted fixed currency gross margin
•    organic gross profit
•    organic gross margin
•    fixed currency operating income
•    fixed currency operating income margin
•    adjusted operating income
•    adjusted fixed currency operating income
•    adjusted fixed currency operating income margin
•    organic operating income
•    organic operating income margin
•    adjusted tax rate
•    adjusted net income attributable to Ecolab
•    adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and our non-GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. Adjusted diluted earnings per share also excludes the impact of the Ovivo Electronics acquisition in the fourth quarter of 2025. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2026. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco, Purolite and Ovivo Electronics transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic gross profit, organic gross margin, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges where applicable, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.
###

(ECL-E)

ECOLAB INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30		%	June 30		%
(millions, except per share)	2026	2025	Change	2026	2025	Change

Product and equipment sales	$3,449.4	$3,156.8		$6,624.0	$6,058.7
Service and lease sales	966.0	868.4		1,857.5	1,661.5
Net sales	4,415.4	4,025.2	10%	8,481.5	7,720.2	10%
Product and equipment cost of sales	1,918.9	1,728.4		3,705.1	3,333.8
Service and lease cost of sales	550.6	494.4		1,059.7	949.2
Cost of sales (1)	2,469.5	2,222.8	11%	4,764.8	4,283.0	11%
Selling, general and administrative expenses	1,141.6	1,067.7	7%	2,244.0	2,117.7	6%
Special (gains) and charges (1)	46.4	24.6		92.8	54.1
Operating income	757.9	710.1	7%	1,379.9	1,265.4	9%
Other (income) expense	(8.8)	(13.0)	(32)%	(17.6)	(26.0)	(32)%
Interest expense, net (1)	73.1	63.2	16%	145.8	121.5	20%
Income before income taxes	693.6	659.9	5%	1,251.7	1,169.9	7%
Provision for income taxes	154.9	131.4	18%	276.4	234.9	18%
Net income including noncontrolling interest	538.7	528.5	2%	975.3	935.0	4%
Net income attributable to noncontrolling interest	3.8	4.3		7.8	8.3
Net income attributable to Ecolab	$534.9	$524.2	2%	$967.5	$926.7	4%

Earnings attributable to Ecolab per common share
Basic	$1.91	$1.85	3%	$3.44	$3.27	5%
Diluted	$1.90	$1.84	3%	$3.42	$3.25	5%

Weighted-average common shares outstanding
Basic	280.7	283.5	(1)%	281.3	283.4	(1)%
Diluted	282.2	285.4	(1)%	282.9	285.4	(1)%

(1) Cost of sales, Special (gains) and charges and Interest expense, net in the Consolidated Statement of Income above include the following:

	Second Quarter Ended			Six Months Ended
	June 30			June 30
(millions)	2026	2025		2026	2025

Cost of sales
One Ecolab	$1.1	$2.5		$2.7	$7.3
Other restructuring	3.6	-		13.3	-
Subtotal (a)	4.7	2.5		16.0	7.3

Special (gains) and charges
One Ecolab	27.7	26.5		59.1	65.9
Other restructuring	0.5	(12.0)		0.5	(12.0)
Acquisition and integration activities	4.6	7.3		18.7	8.8
Sale of global surgical solutions business	-	0.8		-	2.4
Other	13.6	2.0		14.5	(11.0)
Subtotal	46.4	24.6		92.8	54.1

Interest expense, net	6.6	-		6.6	-

Total special (gains) and charges	$57.7	$27.1		$115.4	$61.4

(a) Special charges of $4.7 million and $2.5 million in the second quarter of 2026 and 2025, respectively, and $16.0 million and $7.3 million for the first six months of 2026 and 2025, respectively, were recorded in product and equipment cost of sales.

ECOLAB INC.
REPORTABLE SEGMENT INFORMATION
(unaudited)

	Second Quarter Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2026	2025	Change	2026	2025	Change
Net Sales
Global Water	$2,215.5	$2,014.9	10%	$2,223.4	$1,977.3	12%
Global Institutional & Specialty	1,617.4	1,562.5	4%	1,620.8	1,544.6	5%
Global Pest Elimination	350.5	321.2	9%	351.1	317.4	11%
Global Life Sciences	221.0	191.4	15%	220.1	185.9	18%
Subtotal at fixed currency rates	4,404.4	4,090.0	8%	4,415.4	4,025.2	10%
Currency impact	11.0	(64.8)	*	-	-	*
Consolidated reported GAAP net sales	$4,415.4	$4,025.2	10%	$4,415.4	$4,025.2	10%

Operating Income (loss)
Global Water	$347.7	$329.7	5%	$348.8	$321.9	8%
Global Institutional & Specialty	389.9	368.1	6%	390.3	364.4	7%
Global Pest Elimination	70.5	62.5	13%	70.6	61.8	14%
Global Life Sciences	58.5	40.2	46%	58.3	38.0	53%
Corporate	(110.0)	(76.0)	*	(110.1)	(76.0)	*
Subtotal at fixed currency rates	756.6	724.5	4%	757.9	710.1	7%
Currency impact	1.3	(14.4)	*	-	-	*
Consolidated reported GAAP operating income	$757.9	$710.1	7%	$757.9	$710.1	7%

	Six Months Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2026	2025	Change	2026	2025	Change
Net Sales
Global Water	$4,250.7	$3,914.4	9%	$4,266.4	$3,803.7	12%
Global Institutional & Specialty	3,125.1	3,017.3	4%	3,132.2	2,962.6	6%
Global Pest Elimination	660.6	608.6	9%	661.9	598.0	11%
Global Life Sciences	421.9	372.8	13%	421.0	355.9	18%
Subtotal at fixed currency rates	8,458.3	7,913.1	7%	8,481.5	7,720.2	10%
Currency impact	23.2	(192.9)	*	-	-	*
Consolidated reported GAAP net sales	$8,481.5	$7,720.2	10%	$8,481.5	$7,720.2	10%

Operating Income (loss)
Global Water	$645.5	$608.4	6%	$648.1	$586.0	11%
Global Institutional & Specialty	737.4	676.5	9%	738.5	665.6	11%
Global Pest Elimination	122.2	110.2	11%	122.5	108.3	13%
Global Life Sciences	96.0	71.2	35%	96.0	64.6	49%
Corporate	(224.8)	(159.5)	*	(225.2)	(159.1)	*
Subtotal at fixed currency rates	1,376.3	1,306.8	5%	1,379.9	1,265.4	9%
Currency impact	3.6	(41.4)	*	-	-	*
Consolidated reported GAAP operating income	$1,379.9	$1,265.4	9%	$1,379.9	$1,265.4	9%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco, Purolite and Ovivo Electronics transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30	December 31	June 30
(millions)	2026	2025	2025
Assets
Current assets
Cash and cash equivalents	$5,135.3	$646.2	$1,920.9
Accounts receivable, net	3,452.7	3,249.4	3,058.9
Inventories	1,643.9	1,490.4	1,569.4
Other current assets	787.9	569.6	526.6
Total current assets	11,019.8	5,955.6	7,075.8

Property, plant and equipment, net	4,445.8	4,276.6	3,938.8
Goodwill	9,419.3	9,227.0	8,047.2
Other intangible assets, net	3,449.1	3,688.5	3,197.1
Operating lease assets	747.2	765.9	762.8
Other assets	845.8	782.7	714.3
Total assets	$29,927.0	$24,696.3	$23,736.0

Liabilities and Equity
Current liabilities
Short-term debt	$1,271.1	$870.4	$688.5
Accounts payable	2,157.8	2,071.0	1,883.5
Compensation and benefits	593.9	721.5	548.1
Income taxes	100.7	134.3	198.6
Other current liabilities	1,863.1	1,737.5	1,589.8
Total current liabilities	5,986.6	5,534.7	4,908.5

Long-term debt	11,905.1	7,365.9	7,522.2
Pension and postretirement benefits	533.8	546.1	617.1
Deferred income taxes	377.5	329.9	179.8
Operating lease liabilities	576.7	596.5	600.6
Other liabilities	462.9	518.7	557.2
Total liabilities	19,842.6	14,891.8	14,385.4

Equity
Common stock	370.2	369.4	368.8
Additional paid-in capital	7,689.7	7,521.3	7,372.3
Retained earnings	13,390.8	12,834.0	12,075.1
Accumulated other comprehensive loss	(1,646.3)	(1,874.3)	(2,003.3)
Treasury stock	(9,748.9)	(9,079.6)	(8,492.6)
Total Ecolab shareholders’ equity	10,055.5	9,770.8	9,320.3
Noncontrolling interest	28.9	33.7	30.3
Total equity	10,084.4	9,804.5	9,350.6
Total liabilities and equity	$29,927.0	$24,696.3	$23,736.0

ECOLAB INC.
SUPPLEMENTAL NON-GAAP RECONCILIATIONS
(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2026	2025	2026	2025

Net sales
Reported GAAP net sales	$4,415.4	$4,025.2	$8,481.5	$7,720.2
Effect of foreign currency translation	(11.0)	64.8	(23.2)	192.9
Non-GAAP fixed currency sales	4,404.4	4,090.0	8,458.3	7,913.1
Effect of acquisitions and divestitures	(122.3)	-	(218.9)	-
Non-GAAP organic sales	$4,282.1	$4,090.0	$8,239.4	$7,913.1

Gross profit
Reported GAAP gross profit	$1,945.9	$1,802.4	$3,716.7	$3,437.2
Special (gains) and charges	4.7	2.5	16.0	7.3
Non-GAAP adjusted gross profit	1,950.6	1,804.9	3,732.7	3,444.5
Effect of foreign currency translation	(3.5)	27.9	(8.6)	84.6
Non-GAAP adjusted fixed currency gross profit	1,947.1	1,832.8	3,724.1	3,529.1
Effect of acquisition and divestitures	(26.3)	-	(55.9)	-
Non-GAAP organic gross profit	$1,920.8	$1,832.8	$3,668.2	$3,529.1

Gross margin
Reported GAAP gross margin	44.1%	44.8%	43.8%	44.5%
Non-GAAP adjusted gross margin	44.2%	44.8%	44.0%	44.6%
Non-GAAP organic gross margin	44.9%	44.8%	44.5%	44.6%

Operating income
Reported GAAP operating income	$757.9	$710.1	$1,379.9	$1,265.4
Special (gains) and charges at public currency rates	51.1	27.1	108.8	61.4
Non-GAAP adjusted operating income	809.0	737.2	1,488.7	1,326.8
Effect of foreign currency translation	(0.3)	14.1	(3.7)	40.7
Non-GAAP adjusted fixed currency operating income	808.7	751.3	1,485.0	1,367.5
Effect of acquisitions and divestitures	(4.4)	-	(15.8)	-
Non-GAAP organic operating income	$804.3	$751.3	$1,469.2	$1,367.5

Operating income margin
Reported GAAP operating income margin	17.2%	17.6%	16.3%	16.4%
Non-GAAP adjusted operating income margin	18.3%	18.3%	17.6%	17.2%
Non-GAAP organic operating income margin	18.8%	18.4%	17.8%	17.3%

ECOLAB INC.
SUPPLEMENTAL NON-GAAP RECONCILIATIONS
(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2026	2025	2026	2025
Interest expense, net
Reported GAAP interest expense, net	$73.1	$63.2	$145.8	$121.5
Special (gains) and charges	6.6	-	6.6	-
Non-GAAP adjusted interest expense, net	$66.5	$63.2	$139.2	$121.5

Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$534.9	$524.2	$967.5	$926.7
Special (gains) and charges, after tax	50.5	20.6	96.0	45.7
Discrete tax net expense (benefit)	4.2	(5.0)	8.6	(5.5)
Non-GAAP adjusted net income attributable to Ecolab	$589.6	$539.8	$1,072.1	$966.9

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.90	$1.84	$3.42	$3.25
Special (gains) and charges, after tax	0.18	0.07	0.34	0.16
Discrete tax net expense (benefit)	0.01	(0.02)	0.03	(0.02)
Non-GAAP adjusted diluted EPS	$2.09	$1.89	$3.79	$3.39

Provision for Income Taxes
Reported GAAP tax rate	22.3%	19.9%	22.1%	20.1%
Special gains and charges	(0.7)	0.2	(0.5)	0.3
Discrete tax items	(0.6)	0.7	(0.6)	0.4
Non-GAAP adjusted tax rate	21.0%	20.8%	21.0%	20.8%

ECOLAB INC.
SUPPLEMENTAL NON-GAAP RECONCILIATIONS
(unaudited)

	Second Quarter Ended June 30
	2026			2025
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Water	$2,215.5	($117.0)	$2,098.5	$2,014.9	$-	$2,014.9
Global Institutional & Specialty	1,617.4	-	1,617.4	1,562.5	-	1,562.5
Global Pest Elimination	350.5	(5.3)	345.2	321.2	-	321.2
Global Life Sciences	221.0	-	221.0	191.4	-	191.4
Subtotal at fixed currency rates	4,404.4	(122.3)	4,282.1	4,090.0	-	4,090.0
Currency impact	11.0			(64.8)
Consolidated reported GAAP net sales	$4,415.4			$4,025.2

Operating Income (loss)
Global Water	$347.7	($14.1)	$333.6	$329.7	$-	$329.7
Global Institutional & Specialty	389.9	-	389.9	368.1	-	368.1
Global Pest Elimination	70.5	(0.2)	70.3	62.5	-	62.5
Global Life Sciences	58.5	-	58.5	40.2	-	40.2
Corporate	(57.9)	9.9	(48.0)	(49.2)	-	(49.2)
Subtotal at fixed currency rates	808.7	(4.4)	804.3	751.3	-	751.3
Special (gains) and charges at fixed currency rates	52.1			26.8
Reported OI at fixed currency rates	756.6			724.5
Currency impact	1.3			(14.4)
Consolidated reported GAAP operating income	$757.9			$710.1

	Six Months Ended June 30
	2026			2025
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Water	$4,250.7	($212.0)	$4,038.7	$3,914.4	$-	$3,914.4
Global Institutional & Specialty	3,125.1	-	3,125.1	3,017.3	-	3,017.3
Global Pest Elimination	660.6	(6.9)	653.7	608.6	-	608.6
Global Life Sciences	421.9	-	421.9	372.8	-	372.8
Subtotal at fixed currency rates	8,458.3	(218.9)	8,239.4	7,913.1	-	7,913.1
Currency impact	23.2			(192.9)
Consolidated reported GAAP net sales	$8,481.5			$7,720.2

Operating Income (loss)
Global Water	$645.5	($34.5)	$611.0	$608.4	$-	$608.4
Global Institutional & Specialty	737.4	-	737.4	676.5	-	676.5
Global Pest Elimination	122.2	0.4	122.6	110.2	-	110.2
Global Life Sciences	96.0	-	96.0	71.2	-	71.2
Corporate	(116.1)	18.3	(97.8)	(98.8)	-	(98.8)
Subtotal at fixed currency rates	1,485.0	(15.8)	1,469.2	1,367.5	-	1,367.5
Special (gains) and charges at fixed currency rates	108.7			60.7
Reported OI at fixed currency rates	1,376.3			1,306.8
Currency impact	3.6			(41.4)
Consolidated reported GAAP operating income	$1,379.9			$1,265.4

ECOLAB INC.
SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION
(unaudited)

The table below provides a reconciliation of diluted earnings per share ("EPS"), as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2025	2025	2025	2025	2025	2025	2025
Diluted earnings per share, as reported (U.S. GAAP)	$1.41	$1.84	$3.25	$2.05	$5.30	$1.98	$7.28
Adjustments:
Special (gains) and charges (1)	0.09	0.07	0.16	0.08	0.24	0.21	0.45
Discrete tax expense (benefits) (2)	0.00	(0.02)	(0.02)	(0.06)	(0.08)	(0.12)	(0.21)
Impact of Ovivo Electronics on diluted EPS	0.00	0.00	0.00	0.00	0.00	0.01	0.01
Adjusted diluted earnings per share (Non-GAAP)	$1.50	$1.89	$3.39	$2.07	$5.46	$2.08	$7.53

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2026	2026	2026	2026	2026	2026	2026
Diluted earnings per share, as reported (U.S. GAAP)	$1.52	$1.90	$3.42
Adjustments:
Special (gains) and charges (3)	0.16	0.18	0.34
Discrete tax expense (benefits) (4)	0.02	0.01	0.03
Adjusted diluted earnings per share (Non-GAAP)	$1.70	$2.09	$3.79

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2025 includes charges of $25.1 million, $20.6 million, $22.0 million and $59.7 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to One Ecolab.

(2) Discrete tax expenses (benefits) for 2025 includes ($0.5) million, ($5.0) million, ($16.3) million and ($35.7) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with the recognition of deferred tax attributes, share-based compensation excess tax benefits, the filing of federal, state, and foreign tax returns, and other discrete expenses (benefits).

(3) Special (gains) and charges for 2026 includes $45.5 million and $50.5 million, net of tax, in the first and second quarters, respectively. These charges were primarily related to One Ecolab and acquisition and integration costs.

(4) Discrete tax expenses (benefits) for 2026 includes $4.4 million and $4.2 million in the first and second quarters, respectively. These expenses (benefits) are primarily associated with share-based compensation excess tax benefits and other discrete expenses (benefits).